Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of February 9, 2021 and is made by and among 1st Constitution Bancorp, a New Jersey corporation having its principal place of business at 2650 Route 130 North, Cranbury, New Jersey 08512 (the “Company”), and 1st Constitution Bank, a New Jersey commercial bank having its principal place of business at 2650 Route 130 North, Cranbury, New Jersey 08512 (the “Bank”), on one hand, and Stephen J. Gilhooly (the “Employee”), on the other hand.

WHEREAS, the Employee has heretofore been employed as the Senior Vice President and Chief Financial Officer of each of the Company and the Bank;

WHEREAS, the Company and the Bank are collectively referred to in this Agreement as the “Employer”;

WHEREAS, the Bank is a wholly owned subsidiary of the Company;

WHEREAS, the Employee and the Bank are parties to a certain Letter Agreement dated and entered into effective as of January 31, 2014 (the “Letter Agreement”);

WHEREAS, the parties desire by this writing to set forth their intentions with respect to the employment relationship between the Employee on one hand and the Employer on the other hand and the termination of the Letter Agreement.

NOW, THEREFORE, it is AGREED as follows:

1.             Employment; Duties.

a.          Employment. Each of the Company and the Bank hereby employs the Employee, and the Employee hereby accepts continued employment by the Company and the Bank, as the Senior Vice President and Chief Financial Officer of the Company and the Bank.

b.         Duties. Subject to the direction of the President of the Bank, the Employee shall have responsibility for all duties and responsibilities consistent with the Employee’s position of Chief Financial Officer and title of Senior Vice President, as well as all reasonable responsibilities as are delegated to him by the President of the Employer.

2.             Base Compensation. The Employer agrees to pay the Employee so long as he is employed pursuant to this Agreement a base salary at the total rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum commencing with the Commencement Date (as defined below) or at such higher rate as the Board of Directors of the Company (the “Board”) may thereafter establish (the “Base Salary”). The Base Salary shall be payable on the same schedule as salaries of other executive officers of the Bank are paid. Once increased, the Base Salary may not thereafter be decreased. The Commencement Date shall be February 9, 2021.

3.             Term. The Employee’s employment by the Employer pursuant to this Agreement is for the period commencing on the Commencement Date and ending twelve (12) months thereafter or on such earlier date as is determined in accordance with Sections 10 and 12 of this Agreement or such later date as provided herein. On the first anniversary of the Commencement Date and on each successive anniversary of such date thereafter, the term of this Agreement shall be automatically extended for one additional year, unless this Agreement is sooner terminated as provided in Sections 10 and 12 unless either the Board or the Employee advises the other, in writing no less than ninety (90) days prior to any anniversary of the Commencement Date, that this Agreement will no longer be extended. Notwithstanding the foregoing, in the event of a Change in Control (as defined below), the date the Change in Control occurs shall become the Commencement Date for all purposes thereafter, and each Change in Control thereafter shall result in a new Commencement Date on the date of the latest Change in Control.

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4.             Equity Participation. The Employee will participate in the Company’s equity plans on at least an annual basis at levels appropriate for the Senior Vice President and Chief Financial Officer, as determined in the sole discretion of the compensation committee of the Board (the “Compensation Committee”).

5.             Cash Bonuses. The Employer will pay the Employee a cash bonus within ninety (90) days after the end of each calendar year. The amount of the bonus will be determined by the Compensation Committee based upon the annual incentive compensation plan of the Company approved by the Board for such calendar year.

6.             Other Benefits.

a.          Participation in 401(k) Plan, Medical Plans, Insurance Plans and Other Benefits. The Employee shall be entitled to participate in the employee benefit plans that the Employer maintains from time to time for the benefit of its employees generally and which include its executive employees relating to (i) 401(k) benefits; (ii) medical insurance and/or the reimbursement of uninsured medical expenses; (iii) group term life insurance benefits (for which the current death benefit applicable to the Employee will be $50,000); and (iv) group short term and long term disability benefits. This provision shall not preclude the Employer from making any amendment to, or termination of, any such plan so long as the total scope and value of the benefits is not materially reduced after the date of this Agreement.

b.         Expenses. The Employee shall be entitled to be reimbursed by the Bank for all reasonable out-of-pocket business expenses which he shall incur in connection with his rendition of services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank. Such reimbursements shall be made no later than the end of the calendar year following the year in which the expenses are incurred. The Bank shall provide the Employee with a monthly automobile allowance during the term of this Agreement. The monthly allowance at the date of this Agreement is $400 which is subject to upward adjustment by the Bank from time-to-time and once adjusted shall not be decreased.

7.             Loyalty.

a.          Devotion to Performance. During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his of full business time, attention, skill, and efforts to the faithful performance of his duties hereunder. The phrase “full business time” as used herein means that the Employee cannot be gainfully employed (whether as an employee, agent, contractor or owner) in any other position or job, and that the time devoted to the Employer by the Employee shall be at least that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company or its subsidiaries.

b.         Investments. Nothing contained in this Section 7 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Employer or, solely as a passive or minority investor, in any business.

8.             Standards.

a.          General. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Employer will provide the Employee with working facilities and staff customary for similarly situated executive officers and necessary for him to perform his duties.

b.         Written Budget. During the term of this Agreement, the Employee will assist the President of the Employer in the preparation of a budget for the Company and the Bank for each fiscal year.

9.             Vacation. At such reasonable times as the Employee’s workload and the Bank’s business and staffing needs shall permit, consistent with the Bank’s safe and sound operations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with respect to the Employer under this Agreement, all such voluntary absences to count as vacation time, provided that:

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a.          Annual Vacation. The Employee shall be entitled to an annual vacation of twenty (20) business days (Monday through Friday on days upon which the Bank is open for business) to be taken in accordance with such policies as the Board may periodically establish for senior management employees of the Bank.

b.         No Additional Compensation. The Employee shall not receive any additional compensation from the Employer on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

10.             Termination and Termination Pay. The Employer may terminate the Employee’s employment hereunder at any time and for any reason and nothing herein shall be interpreted to circumscribe that right; however, the Employer and the Employee agree that differing financial obligations and entitlements shall pertain to various types of termination as described in this Agreement.

a.          Death. Employment under this Agreement shall terminate upon the Employee’s death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the Base Salary due the Employee through the last day of the calendar month in which his death occurred.

b.         Disability. Employment may be terminated hereunder upon the Board’s determination that the Employee is suffering a Disability. For purposes of this Agreement, “Disability” means the Employee’s incapacity due to physical or mental illness such that the Employee shall have become qualified to receive benefits under the Company’s long-term disability plans or any equivalent coverage provided to the Employee pursuant to any other plan or agreement, whichever is applicable. In the event of such termination, the Employee shall be entitled to the Base Salary through his date of termination, plus any benefits that may be available to him under the Employer’s disability plans, subject to payment of the employee contribution requirements if any (to the extent that such benefits can be provided by the terms of the applicable plans).

c.          Just Cause. In the event that employment hereunder is terminated by the Employer for Just Cause, the Employee shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. The phrase “Just Cause” as used herein means a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Employee: (i) the conviction or plea of no lo contendere of the Employee for a felony or similar crime, or the willful commission by the Employee of a criminal or other act that in the judgment of the Board causes or will likely cause substantial economic damage to the Company or substantial injury to its business reputation; (ii) the commission by the Employee of an act of fraud in the performance of such Executive’s duties on behalf of the Company; (iii) the continuing willful failure of the Employee to perform the duties of such Executive to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Employee by the Compensation Committee; or (iv) the order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Employee’s employment. Notwithstanding the foregoing, Just Cause shall not be deemed to exist unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Just Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Employee is guilty of conduct constituting Just Cause as described above, the Board may suspend the Employee from his duties hereunder for a reasonable time not to exceed fourteen (14) days pending a further meeting at which the Employee shall be given the opportunity to be heard before the Board. For purposes of this subparagraph, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Bank and the Company.

d.         Termination Without Just Cause. The Board may, during the term of this Agreement, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause. In the event of such a termination, the Employee shall be entitled to receive, as a severance benefit, an amount equal to the Employee’s annual Base Salary; provided, however, if such termination is made during the eighteen (18) month period following a Change in Control of the Company, then the provisions of Section 12 shall apply instead of this Section 10(d). Except as provided in this Agreement, said sum shall be paid in one lump sum (less all applicable withholding amounts) within ten (10) days after such termination.

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e.          Voluntary Termination by the Employee. The Employee may voluntarily terminate employment with the Bank during the term of this Agreement without Good Reason upon at least ninety (90) days’ prior written notice to the Board. In the event of such voluntary termination hereunder, the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination, except as otherwise required by law.

11.             Covenant Not to Compete. Regardless of the reason for termination or discontinuation of employment, the Employee covenants and agrees, and acknowledges receipt of adequate consideration for such covenant and agreement, that he will not for one year following such termination or discontinuation of employment serve as an officer or director or employee of any community bank, savings association or mortgage company with principal offices in Middlesex, Mercer, Monmouth or Somerset County, New Jersey, and which offers products and/or services from offices in Middlesex, Mercer, Monmouth or Somerset County, New Jersey, competing with those offered by the Bank.

12.             Change in Control.

a.          Payments upon Termination after a Change in Control. Notwithstanding any provision herein to the contrary, if, within eighteen (18) months after any Change in Control, the employment of the Employee is terminated by the Board (for reasons other than death, Disability, or Just Cause), or if the Employee terminates employment for Good Reason during such eighteen (18) month period following any Change in Control, then the Employee shall be entitled to receive, as a severance benefit, an amount equal to one hundred fifty percent (150%) of the Employee’s annual unreduced Base Salary. Except as provided in this Agreement, said sum shall be paid in one lump sum (less all applicable withholding amounts) within ten (10) days after such termination.

b.         Death, Disability, Just Cause and Voluntary Termination other than for Good Reason. If the Employee’s employment is terminated during the eighteen (18) month period following any Change in Control (i) due to the Employees’ death, (ii) by the Board for reason of the Employee’s Disability or for Just Cause, or (iii) by the Employee other than for Good Reason, then the provisions of Section 10 shall apply.

c.         Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (A) a material diminution in the Employee’s Base Salary; (B) a material diminution in the Employee’s authority, duties or responsibilities; (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report; (D) a material diminution in the budget over which the Employee retains authority; (E) a materially change in the geographic location at which the Employee must perform his services; (F) any other action or inaction that constitutes a material breach by the Employer of this Agreement; or (G) failure of the Company to obtain the express written assumption of, and agreement to perform, this Agreement by any applicable successor. It is the intention of the parties that Good Reason shall be interpreted and applied in conformity with the “good reason” rules in effect under Section 409A of the Internal Revenue Code of 1986, as amended (and all guidance thereunder) (the “Code”).

The Executive may not terminate his employment for Good Reason unless he has provided a written Notice of Termination to the Company setting forth the existence of a condition described in this subparagraph within a period not to exceed ninety (90) days of the initial existence of the condition, and the Company has had a period of at least thirty (30) days from the date such Notice of Termination is provided to remedy the condition. In the event that the condition is cured during such cure period, then the Notice of Termination will be deemed withdrawn by the Employee.

d.         “Change in Control” Defined. The term “Change in Control” shall mean if any of the following events shall occur after the effective date of this Agreement:

i.           the acquisition by any person, directly or indirectly, of beneficial ownership or power to vote more than thirty-five percent (35%) of the Company’s voting stock;

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ii.          the first purchase of the Company’s voting stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by an affiliate of the Company);

iii.         the acquisition by any person, directly or indirectly, of the control of the election of a majority of the Company’s directors;

iv.         the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

v.          during any period of two (2) consecutive years, individuals who at the beginning of such two-year period constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least two-thirds (2/3) thereof; provided that, any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office shall be considered a Continuing Director; or

vi.         the approval by the Company’s shareholders of (A) a merger or consolidation of the Company with or into another company (other than a merger or consolidation in which the Company is the surviving company and which does not result in any reclassification or reorganization of the Company’s then outstanding shares of common stock of the Company or a change in the Company’s directors, other than the addition of not more than three directors); (B) a sale or disposition of all or substantially all of the Company’s assets; or (C) a plan of liquidation or dissolution of the Company.

The term “person” as used above means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein, or a person or persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act. Any other provision hereof to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement as a result of an offering registered with the Securities and Exchange Commission of stock to the Company’s shareholders and/or other investors or other offering conducted by the Company to meet regulatory capital requirements at the demand of a bank regulatory authority. In no event shall a payment be made hereunder if the Bank is placed in conservatorship or receivership in connection with a Change in Control and the Board determines in good faith that the Change in Control was directed by or otherwise required by the Federal Deposit Insurance Corporation.

13.             Dispute Resolution. In the event that any dispute arises between the Employee on one hand and the Company or the Bank on the other hand as to the terms or interpretation of this Agreement, each party hereto agrees that such dispute shall, at the request of any party hereto, be submitted initially to non-binding mediation before the American Arbitration Association in Middlesex County, New Jersey or any other professionally recognized alternate dispute resolution company or forum to which the parties can agree. If there is no resolution of the dispute within ninety (90) days of notice from one party to the other of such dispute, either party may seek any legal remedies available to it in any forum.

14.             Limitation of Payments. In the event that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, the Bank, a successor or an affiliate of the Company or a successor) (collectively with the payments and benefits hereunder, “Total Payments”) would not be deductible (in whole or part) as a result of Section 280G of the Code, by the Company, the Bank, an affiliate or other person making such payment or providing such benefit, the payments and benefits hereunder shall be reduced until no portion of the Total Payments is not deductible, or the payments and benefits hereunder are reduced to zero. Any such reduction shall be made by the Employer in its sole discretion consistent with the requirements of Section 409A of the Code. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment under subsection (a) shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of a national accounting or benefits consulting firm selected by the Employer, and is not likely to constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code; (iii) the payments and benefits hereunder shall be reduced only to the extent necessary so that, in the opinion of a national accounting or benefits consulting firm referred to in clause (ii), the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety are likely to constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not likely to be subject to disallowance as deductions; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

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15.             Other Limitations on Payments. In the event that the Total Payments would not be deductible (in whole or part) as a result of Section 162(m) of the Code, or any combination of Section 162(m) and Section 280G of the Code, by the Company, an affiliate or other person making such payment or providing such benefit, the payments and benefits hereunder shall be reduced until no portion of the Total Payments is not deductible, or the payments and benefits hereunder are reduced to zero. Any such reduction shall be made by the Employer in its sole discretion consistent with the requirements of Section 409A of the Code. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment under subsection (a) shall be taken into account, and (ii) the payments and benefits hereunder shall be reduced only to the extent necessary so that, in the opinion of tax counsel selected by the Employee and acceptable to the Company’s independent auditors, the Total Payments (other than those referred to in clause (i)) in their entirety do not exceed the $1,000,000 limitation of Section 162(m)(1) of the Code, or are otherwise not likely to be subject to disallowance as deductions.

16.             Successors and Assigns. This Agreement shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or, if there be no such designee, to the Employee’s estate. The rights or obligations of the Employee hereunder shall not be assignable by the Employee, except as provided in this Section. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidated or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, references to the “Employer,” the “Company” and the “Bank” shall mean the Employer, the Company and the Bank, respectively, as hereinbefore defined, and any successor to the Company’s business and/or assets, whether by operation of law or otherwise.

17.             Confidentiality of Information. The Employee agrees to maintain the confidentiality of any proprietary, confidential or other non-public information known to the Employee concerning the Company and its business (including the Company’s subsidiaries and their businesses), which information includes but is not limited to the operation and financial status of the Company and the Bank, the names or addresses of any of the Bank’s customers, borrowers and depositors, any information concerning or obtained from such customers, borrowers and depositors and any other information, knowledge or data of or concerning the Bank or the Company to which the Employee may be exposed during the course of his employment. The Employee further agrees that, unless required by law or specifically permitted by the Employer in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned non-public information which is not generally known to the public nor shall he employ such information in any way other than for the benefit of the Company and the Bank. The forgoing restrictions shall not apply to any information which is already in the public domain through any source other than the Employee in violation of this provision.

18.             Injunctive Relief. If there is a breach or threatened breach of the provisions of Sections 11 or 13 of this Agreement, the Employee acknowledges and agrees that there is no adequate remedy at law for such breach and that the Company and the Bank shall be entitled to injunctive relief restraining the Employee from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.

19.             Representation of the Employee. The Employee hereby represents and warrants to the Company and the Bank that he has full power and authority to enter into this Agreement and to perform his duties and obligations hereunder, and that the execution and performance hereof is not and will not in any manner conflict with or result in a violation of any other contract, agreement, covenant.

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20.             Reimbursement of Legal Fees; Interest on Amounts Due. If litigation or other proceedings shall be brought to enforce or interpret any provision contained herein or in connection with any tax audit to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder, the Company shall indemnify the Employee for his reasonable attorney’s fees and disbursements incurred in connection therewith and pay prejudgment interest on any money judgment obtained by the Employee calculated at Citibank, N.A., New York, prime rate of interest in effect from time to time from the date that payment should have been made under the Agreement; provided, that if the Employee initiated the proceedings, the Employee shall not have been found by the court or other fact finder to have acted in bad faith in initiating such litigation or other proceeding, which finding must be final without further rights of appeal.

21.             Section 409A of the Code. It is the intent of the Employee and the Employer that this Agreement be drafted, interpreted and administered in accordance with Section 409A of the Code. Specifically, but without limitation, whether and when a termination of employment has occurred shall be determined in accordance with Section 409A, and the Employer is authorized to delay any payments due hereunder as a result of termination of employment until the first (1st) day of the seventh (7th) month following such termination of employment, if such delay is determined to be necessary in order to avoid violating the Section 409A requirements with respect to specified employees. Each payment due hereunder shall be considered to be a separate payment, as opposed to a series of payments, for purposes of Section 409A of the Code.

22.             Federal Deposit Insurance Act Et Al. Neither the Company nor the Bank shall be required to make any payment under this Agreement (i) if the Company or the Bank has been advised by a bank regulatory authority that doing so may result in the imposition of fines or other penalties on the Company or the Bank or their respective directors or officers or a finding that the Company or the Bank is engaging in an unsafe or unsound banking practice, (ii) if such payment would violate the terms of any agreement, memorandum of understanding or similar arrangement between the Company or the Bank and a bank regulatory authority or resolutions of the directors of the Company or the Bank adopted at the direction of a bank regulatory authority, (iii) result in the Company or the Bank failing to meet, or while it does not meet, minimum capital requirements under applicable law, or (iv) if it should violate any federal or state laws or regulations applicable to the Company or the Bank or any entity which controls the Company, including, but not limited to, Section 18 (k) of the Federal Deposit Insurance Act or any regulation of the Federal Deposit Insurance Corporation adopted thereunder.

23.             Compensation Recovery. Notwithstanding anything in this Agreement to the contrary, in the event that the Company is required to materially restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a restatement of such financial results due solely a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, the Company may, in its discretion or as necessary to comply with applicable law, require the Employee to repay the Company or the Bank an amount by offset to any payment made pursuant to this Agreement which is equal to all or any portion of any incentive compensation (including stock and stock-based awards) that has been paid, issued or granted to the Employee pursuant to any incentive compensation program with the two years preceding the date on which the Company is required to prepare an accounting restatement, to the extent that such amount was based on the erroneous data and exceeded the amount that would have been paid, issued or granted to the Employee under the accounting restatement. Such repayment obligation shall be effective as of the date specified by the Company; provided, however, that if any such offset is prohibited under applicable law, the Company shall not permit such offset and may require immediate repayment by the Employee. Notwithstanding the foregoing, to the extent required to comply with applicable law, any applicable stock exchange listing requirements, and/or any compensation recovery or claw back policy adopted by the Company or the Bank, the Employer may unilaterally amend this Section 21 and such amendment shall be binding on the Employee; provided, however, regardless of whether the Employer makes such a unilateral amendment, the Employee shall be bound by any compensation recovery or clawback policy adopted by the Company or the Bank, whether adopted before or after the date of this Agreement.

24.             Termination of the Letter Agreement. Effective on the Commencement Date, the Letter Agreement is terminated without any further liability of the Employer.

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25.             Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

at the address on file with the Company

If to the Company:

1st Constitution Bancorp

2650 Route 130 North

Cranbury, NJ 08512

Attention: President

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

26.             Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

27.             Waiver of Jury Trial. The Employee hereby irrevocably and unconditionally waives any right he may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement.

28.             Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No assurances or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. However, this Agreement is in addition to, and not in lieu of, any other plan providing for payments to or benefits for the Employee or any agreement that hereafter may be entered into, between the Employer and the Employee. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

WITNESS:	THE COMPANY:

1st CONSTITUTION BANCORP

/s/ Jacalyn Nakushian	By:	/s/ Robert F. Mangano

	Name:	Robert F. Mangano
	Title:	President & Chief Executive Officer

WITNESS:	THE BANK:

1st CONSTITUTION BANCORP

/s/ Jacalyn Nakushian	By:	/s/ Robert F. Mangano

	Name:	Robert F. Mangano
	Title:	President & Chief Executive Officer

WITNESS:	EMPLOYEE:

/s/ Jacalyn Nakushian	By:	/s/ Stephen J. Gilhooly

STEPHEN J. GILHOOLY, Individually

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